EXHIBIT 2.2

AGREEMENT OF CONSOLIDATION

BETWEEN

SOUTHERN MICHIGAN BANK & TRUST

AND

FNB FINANCIAL

                    THIS AGREEMENT OF CONSOLIDATION ("Agreement") is dated as of December 16, 2008, and is made by and between Southern Michigan Bank & Trust ("Southern Michigan Bank") and FNB Financial.

RECITALS:

                    Southern Michigan Bank is a Michigan state-chartered bank duly organized and existing under the laws of the State of Michigan, having its main office at 51 West Pearl Street, Coldwater, Michigan 49036, and having an authorized capital stock consisting of 302,700 shares of which 302,700 shares are designated as shares of common stock, par value $5.00 per share, and are issued and outstanding and owned by Southern Michigan Bancorp, Inc. ("Southern") and entitled to vote on the consolidation of FNB Financial with and into Southern Michigan Bank (the "Consolidation") provided for in this Agreement.

                    FNB Financial is a Michigan state-chartered bank duly organized and existing under the laws of the State of Michigan, having its main office at 88 North Main Street, Three Rivers, Michigan 49093, and having an authorized capital stock consisting of 600,000 shares of which 600,000 are designated as shares of common stock, par value $0.50 per share, and are issued and outstanding and owned by Southern and entitled to vote on the Consolidation provided for in this Agreement.

                    Pursuant to Section 3701 of the Michigan Banking Code of 1999, as amended (the "Banking Code"), at least a majority of the respective directors of Southern Michigan Bank and FNB Financial have entered into and signed this Agreement. Such directors believe it advisable and in the best interests of the respective banks and their sole shareholder, Southern, that FNB Financial consolidate with and into Southern Michigan Bank in the manner and upon the terms and conditions set forth in this Agreement and with the effect provided by and pursuant to the applicable provisions of the Banking Code.

                    For and in consideration of the mutual agreements, covenants and provisions contained in this Agreement, the parties agree:

          1.          Corporate Existence of Consolidated Bank

                    A.          At the effective time of the Consolidation, the corporate existence of each of Southern Michigan Bank and FNB Financial will be merged into and continued in Southern Michigan Bank (also referred to as the "Consolidated Bank"). To the extent authorized by the

Banking Code, the Consolidated Bank will possess all the rights, interests, privileges, powers, and franchises and will be subject to all the restrictions, disabilities, liabilities, and duties of each of Southern Michigan Bank and FNB Financial. The title to all property, real, personal, and mixed, will be transferred to the Consolidated Bank, and shall not revert or be in any way impaired by reason of the Banking Code.

                    B.          At the effective time of the Consolidation, the Consolidated Bank will hold and enjoy the same and all rights of property, franchises, and interests, including appointments, designations, and nominations and all other rights and interests as a fiduciary, in the same manner and to the same extent as those rights and interests were held or enjoyed by each of Southern Michigan Bank and FNB Financial at the effective time of the Consolidation. If Southern Michigan Bank or FNB Financial at the effective time of Consolidation is acting under appointment of any court as a fiduciary, the Consolidated Bank is subject to removal by a court of competent jurisdiction.

          2.          Articles and Bylaws of Consolidated Bank

                    The Articles of Incorporation and Bylaws of Southern Michigan Bank as they exist immediately before the effective time of the Consolidation will be and will remain the Articles of Incorporation and Bylaws of the Consolidated Bank until amended as therein provided or as provided by law.

          3.          Offices

                    On and following the effective time of the Consolidation, the main office of Southern Michigan Bank will continue to be located at 51 West Pearl Street, Coldwater, Michigan 49036. The main office and branch offices of FNB Financial will become branches of Southern Michigan Bank. On and following the effective time of the Consolidation, Southern Michigan Bank will operate the banking offices listed on attached Schedule A.

          4.          Board of Directors and Officers of the Consolidated Bank

                    A.          The board of directors of the Consolidated Bank will be the board of directors of Southern Michigan Bank immediately before the effective time.

                    B.          The executive officers of the Consolidated Bank will be the executive officers of Southern Michigan Bank immediately before the effective time.

          5.          Capital Stock

                    A.          Each outstanding share of common stock of Southern Michigan Bank, par value $5.00 per share, will remain outstanding as one share of common stock of the Consolidated Bank following the effective time of the Consolidation, and Southern, as the holder of the stock, will retain all of its rights in and to the stock. Following the effective time of the Consolidation, the capital, surplus and undivided profits of Southern Michigan Bank will continue to be the capital, surplus and undivided profits of the Consolidated Bank.

                    B.          On and after the effective time of the Consolidation, all issued and outstanding shares of the capital stock of FNB Financial will be cancelled. Southern, as sole shareholder of FNB Financial, will not receive any compensation for its cancelled shares of FNB Financial. The capital and surplus of FNB Financial will become additional surplus of the Consolidated Bank.

          6.          Conditions Precedent to Consolidation

                    The Consolidation will not take effect unless and until each of the following conditions precedent have been satisfied or, where satisfaction of a condition precedent is not required by the Banking Code or other applicable law, it has been waived by mutual agreement of Southern Michigan Bank and FNB Financial:

                    A.          This Agreement must have been signed by not less than a majority of each consolidating bank's directors.

                    B.          This Agreement must have been adopted by Southern, the sole shareholder of Southern Michigan Bank and FNB Financial, in the manner provided by the Banking Code.

                    C.          This Agreement and the Consolidation must have received the approvals, certifications, or other favorable action from the Michigan Office of Financial and Insurance Regulation, the Federal Deposit Insurance Corporation, and any other regulatory approvals as may be required by law, and each such approval must have become final and must not be the subject of any administrative review, waiting period, appeal, or litigation.

          7.          Abandonment of Agreement

                    This Agreement may be abandoned by the the board of directors of Southern Michigan Bank at any time before the effective time of the Consolidation, in which event this Agreement will become void and of no effect and there will be no liability on the part of either of Southern Michigan Bank or FNB Financial or any of their directors, officers, or shareholders.

          8.          Effective Time of the Consolidation

                    The Consolidation will become effective, if not previously abandoned, at the time specified in the certificate of the Michigan Office of Financial and Insurance Regulation approving the Consolidation.

          9.          Amendment

                    Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Southern Michigan Bank and FNB Financial Bank, executed by their respective Presidents, at any time before the effective time of the Consolidation.

          10.          Execution of Counterparts

                    This Agreement may be executed in one or more counterparts and each such fully executed counterpart will be deemed to be an original instrument.

                    This Agreement of Consolidation has been signed by at least a majority of the directors of each of Southern Michigan Bank & Trust and FNB Financial.

DIRECTORS OF SOUTHERN MICHIGAN
BANK & TRUST:

/s/ Marcia S. Albright	/s/ Gregory J. Hull
Marcia S. Albright	Gregory J. Hull

/s/ Dean Calhoun	/s/ Thomas E. Kolassa
Dean Calhoun	Thomas E. Kolassa

/s/ John H. Castle	/s/ Donald J. Labrecque
John H. Castle	Donald J. Labrecque

/s/ H. Kenneth Cole	/s/ Brian P. McConnell
H. Kenneth Cole	Brian P. McConnell

/s/ Gary H. Haberl	/s/ Kurt G. Miller
Gary H. Haberl	Kurt G. Miller

/s/ Nolan E. Hooker	/s/ Freeman E. Riddle
Nolan E. Hooker	Freeman E. Riddle

DIRECTORS OF FNB FINANCIAL:

/s/ John S. Carton	/s/ Robert L. Hance
John S. Carton	Robert L. Hance

/s/ John H. Castle	/s/ Kelly M. Hostetler
John H. Castle	Kelly M. Hostetler

/s/ Michael J. Eley	/s/ Kurt G. Miller
Michael J. Eley	Kurt G. Miller

/s/ Dr. Glendora G. Greene	/s/ Thomas D. Meyer
Dr. Glendora G. Greene	Thomas D. Meyer

/s/ Patrick J. Haas
Patrick J. Haas

SCHEDULE A

BANKING OFFICES

Main Office

51 West Pearl Street
Coldwater, Michigan

Branch Offices

2 West Chicago Street
Coldwater, Michigan

441 East Chicago Street (drive-thru only)
Coldwater, Michigan

10 East Carlson
Hillsdale, Michigan

202 North Main
Tekonsha, Michigan

5350 East Beckley Road
Battle Creek, Michigan

1110 West Michigan Avenue
Marshall, Michigan

225 North Broadway
Union City, Michigan

102 East Main Street
North Adams, Michigan

100 West Burr Oak
Athens, Michigan

107 North Main Street
Camden, Michigan

88 North Main Street
Three Rivers, Michigan

225 U.S. 131
Three Rivers, Michigan

901 East State Street
Cassopolis, Michigan

235 East Main Street
Centreville, Michigan

345 North Washington Street
Constantine, Michigan

136 North Nottawa Road
Mendon, Michigan

212 South Front Street (loan production office)
Dowagiac, Michigan

OFFICER'S CERTIFICATE

                    I, Kurt G. Miller, President of Southern Michigan Bank & Trust, certify that this Agreement of Consolidation, after having been signed by or on behalf of at least a majority of the directors of this bank, was adopted by the this bank's sole shareholder, Southern Michigan Bancorp, Inc.

/s/ Kurt G. Miller
Kurt G. Miller President

OFFICER'S CERTIFICATE

                    I, Kurt G. Miller, President of FNB Financial, certify that this Agreement of Consolidation, after having been signed by or on behalf of at least a majority of the directors of this bank, was adopted by this bank's sole shareholder, Southern Michigan Bancorp, Inc.

/s/ Kurt G. Miller
Kurt G. Miller President